Exhibit 5.1

Tel. 972-3-69441111
Fax. 972-3-6091116
fbc@fbclawyers.com

May 29, 2024

Enlivex Therapeutics Ltd.

14 Einstein Street

Nes Ziona, Israel 7403618

Re: Enlivex Therapeutics Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the offer and sale by the Company, in a registered direct offering, of 2,060,000 of the Company’s ordinary shares, par value NIS 0.40 per share (the “Ordinary Shares” and, such number of Ordinary Shares issued and sold in the Offering, the “Offered Shares”), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,511,429 Ordinary Shares (the “Pre-Funded Warrant Shares”), Series A Warrants (the “Series A Warrants”) to purchase up to 3,571,429 Ordinary Shares (the “Series A Warrant Shares”) and Series B Warrants (the “Series B Warrants”, and together with the Pre-Funded Warrants and the Series A Warrants, the “Investor Warrants”) to purchase up to 3,571,429 Ordinary Shares (the “Series B Warrant Shares”, and together with the Pre-Funded Warrant Shares and the Series A Warrant Shares, the “Investor Warrant Shares”), as contemplated by that certain securities purchase agreement, dated as of May 27, 2024 (the “Purchase Agreement”), by and between the Company and the purchaser party thereto. The Company has also entered into that certain letter agreement, dated as of May 21, 2024, by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the placement agent in connection with the Offering and the Company has agreed to register and issue to the Placement Agent (or its designees) warrants (the “Placement Agent Warrants”, and together with the Investor Warrants, the “Warrants”) to purchase up to an aggregate of 250,000 Ordinary Shares (the “Placement Agent Warrant Shares”, and together with the Investor Warrant Shares, the “Warrant Shares”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the registration statement on Form F-3 (File No. 333-264561) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended to date, and the prospectus supplement, dated as of May 27, 2024, and filed by the Company pursuant to Rule 424(b)(5) under the Securities Act on May 29, 2024 (the “Prospectus Supplement”); (ii) a copy of the articles of association of the Company, as amended and currently in effect; (iii) resolutions of the board of directors of the Company (the “Board”) and committees of the Board which have heretofore been approved and that relate to the Registration Statement, the Prospectus Supplement and the actions to be taken under the Purchase Agreement and in connection therewith; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies and the authenticity of the originals of such latter documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of committees of the Board, the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the articles of association of the Company then in effect and all applicable laws.

Based upon and subject to the foregoing, we are of the opinion that the Offered Shares and the Warrant Shares have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, in the case of the Warrant Shares, the applicable Warrant, by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms and conditions of the Purchase Agreement, and, with respect to the Warrant Shares, the applicable Warrant, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to practice law in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K to be filed by the Company with the Commission in connection with the closing of the transactions under the Purchase Agreement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement and “Enforceability of Civil Liabilities” in the accompanying prospectus dated May 5, 2022. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fischer (FBC & Co.)

FISCHER (FBC & Co.)